Exhibit 10.12

COMERICA BANK

CLOSING AGENDA

SOFTWARE BROKERS OF AMERICA, INC.

March 28, 2008

1.	Amendment No. 4 to Credit Agreement and Waiver (835720)

AMENDMENT NO. 4 TO CREDIT AGREEMENT AND WAIVER

This Amendment No. 4 to Credit Agreement and Waiver (“Amendment”) executed as of March 28, 2008 by and between Software Brokers of America, Inc., a Florida corporation (“Company”) and Comerica Bank (“Bank”).

RECITALS:

A. Company and Bank entered into that certain Credit Agreement dated August 25, 2005, as amended three times (“Agreement”).

B. Company and Bank desire to amend the Agreement as set forth below

NOW, THEREFORE, Company and Bank agree as follows:

1. Company has advised Bank that it failed to comply with the provisions of Section 6.11 of the Agreement for its fiscal quarter ended December 31, 2007 (the “Covenant Violation”). Company has requested that the Bank waive any Event of Default under the Agreement resulting from the Covenant Violation. Bank hereby waives any Event of Default under the Agreement resulting from the Covenant Violation. This waiver shall not be deemed to amend or alter in any respect the terms and conditions of the Agreement or any of the other Loan Documents, or to constitute a waiver or release by the Bank of any right, remedy or Event of Default under the Agreement or any of the other Loan Documents, except to the extent specifically set forth herein.

2. The definition of “Tangible Effective Net Worth” set forth in Section 1 of the Agreement is amended to read as follows:

“Tangible Effective Net Worth’ shall mean, as of any date of determination, (i) the net book value of the assets of Company at such date (excluding all amounts owing to Company by officers, directors, shareholders and other Affiliates (other than Included Affiliate Trade Receivables, which shall be included for purposes of calculating such book value) and all patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill and all other intangible assets of Company at such date), after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization), minus (ii) the sum of the total Debt as of such date minus all Subordinated Debt as of such date, all as determined in accordance with GAAP.”

3. Section 6.11 of the Agreement is amended to read in its entirety as follows:

“6.11 Maintain as of the end of each fiscal quarter of Company, commencing with the fiscal quarter ending March 31, 2008, a Senior Debt to Tangible Effective Net Worth Ratio of not more than the following as of the specified dates:

March 31,2008	3.5 to 1.0
June 30, 2008	3.5 to 1.0
September 30, 2008 and the last day of each fiscal quarter thereafter	3.0 to 1.0.”

4. Upon execution of this Amendment, Company shall pay Bank a non-refundable fee of $25,000.

5. Company will reimburse the Bank for all costs and expenses, including reasonable attorneys’ fees, incurred by the Bank in connection with the preparation of this Amendment and the documents, instruments and agreements executed in connection herewith.

6. The amendments and waiver contained herein shall be effective upon execution of this Amendment by Company and Bank, receipt by Bank of all other loan documents, if any, listed on the Closing Agenda of even date herewith duly executed by the parties thereto and payment of the fee required under paragraph 4 above.

7. Except as modified hereby, all of the terms and conditions of the Agreement shall remain in full force and effect, the liability of the Company howsoever arising or provided for in the Agreement, as hereby modified or amended, is hereby reaffirmed.

8. The Company hereby represents and warrants that, after giving effect to the amendments and waiver contained herein; (a) execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Agreement are within Company’s corporate powers, have been duly authorized, are not in contravention of law or the terms of Company’s Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations and warranties of Company set forth in Sections 5.1 through 5.5 and 5.7 through 5.15 of the Agreement are true and correct on and as of the date hereof with the same force and effect as made on and as of the date hereof; (c) the continuing representations and warranties of Company set forth in Section 5.6 of the Agreement are true and correct as of the date hereof with respect to the most recent financial statements furnished to the Bank by Company in accordance with Section 6.1 of the Agreement; and (d) no Event of Default (as defined in the Agreement), or condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default, has occurred and is continuing as of the date hereof.

9. Company hereby waives, discharges, and forever releases Bank and the Bank’s employees, officers, directors, attorneys, stockholders and successors and assigns (collectively, the “Released Parties”), from and of (i) any and all claims, causes of action, allegations or assertions that Company and/or Intcomex has or may have had against any or all of the Released Parties arising under or in connection with the financial arrangements between Company under Agreement and/or any of the other Loan Documents (as defined in the Credit Agreement) at any time up through and including the date of this Amendment, and (ii) any and all other claims, causes of action, allegations or assertions that Company has or may have had against any or all of the Released Parties at any time up through and including the date of this Amendment, and which are known to Company (collectively, the “Known Claims”), regardless if any such Known Claims arose as a result of Bank’s actions or omissions in connection with the financial arrangements between Company and Bank, any amendments, extensions, or modifications thereto, or Bank’s administration of those financial arrangements,

WITNESS the due execution hereof on the date and year first above written.

COMERICA BANK		SOFTWARE BROKERS OF AMERICA, INC.

By:	/s/ Rocio de Ojeda	By:	/s/ Mike Shalom
	Rocio de Ojeda		Mike Shalom
Its:	Vice President	Its:	Vice President

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